DBA SYSTEMS, INC.
EXHIBIT INDEX


                                                       	Page No.

Exhibit 11 - Computation of earnings per share             10

EXHIBIT 11


DBA SYSTEMS, INC.
COMPUTATION OF EARNINGS PER SHARE
In thousands, except per share information
Unaudited

                                          Three Months Ended  Six Months Ended
                                              December 31       December 31
                                              1995    1994      1995    1994
Net Income (A)                                $215    $275      $474    $662
Weighted Average Shares Outstanding          4,433   4,364     4,433   4,359

Incremental Shares - Stock Options              45      76        53      48
Subtotal (B)                                 4,478   4,440     4,486   4,407

Incremental Shares - Stock Options              -       11        -        5
Total (C)                                    4,478   4,451     4,486   4,412



Net Earnings per Common and Common
	Equivalent Share (A/B)                      $ .05    $.06       $.11   $.15


Net Earnings per common share, Assuming
	Full Dilution (Cannot be
	Antidilutive) (A/C)                         $ .05    $.06       $.11    $.09

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